As filed with the Securities and Exchange Commission on January 13, 2026

Securities Act File No. 333-290615

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pre-Effective Amendment No.

Post-Effective Amendment No. 1

(Check appropriate box or boxes)

MATTHEWS INTERNATIONAL FUNDS

(Exact Name of Registrant as Specified in the Charter)

Four Embarcadero Center, Suite 550

San Francisco, CA 94111

(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code: (415) 788-7553

Mark Headley, President

Four Embarcadero Center, Suite 550

San Francisco, CA 94111

(Name and Address of Agent for Service)

Copies to:

Deepa Damre Smith, Vice President

Four Embarcadero Center, Suite 550

San Francisco, CA 94111

David A. Hearth, Esq.

Paul Hastings LLP

101 California Street, 48th Floor

San Francisco, CA 94111

Incorporated herein by reference are Parts A and B included in Form N-14 in Pre-Effective Amendment No. 1 to the Trust’s Registration Statement dated December 4, 2025 which is on file with the U.S. Securities and Exchange Commission (the “SEC”) (SEC Accession No. 0001193125-25-308205). The sole purpose of this amendment is to file as an exhibit to this Registration Statement the final tax opinion of Paul Hastings LLP.

MATTHEWS INTERNATIONAL FUNDS

Form N-14

Part C—Other Information

Item 15.	Indemnification

Section 10.2 of the Registrant’s Trust Instrument, incorporated herein by reference to Exhibits 1(a) and 1(b) hereto, provides as follows:

10.2 Indemnification. The Trust shall indemnify each of its Trustees against all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and as counsel fees) reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while as a Trustee or thereafter, by reason of his being or having been such a Trustee except with respect to any matter as to which he shall have been adjudicated to have acted in bad faith, willful misfeasance, gross negligence or reckless disregard of his duties, provided that as to any matter disposed of by a compromise payment by such person, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless the Trust shall have received a written opinion from independent legal counsel approved by the Trustees to the effect that if either the matter of willful misfeasance, gross negligence or reckless disregard of duty, or the matter of bad faith had been adjudicated, it would in the opinion of such counsel have been adjudicated in favor of such person. The rights accruing to any person under these provisions shall not exclude any other right to which he may be lawfully entitled, provided that no person may satisfy any right of indemnity or reimbursement hereunder except out of the property of the Trust. The Trustees may make advance payments in connection with the indemnification under this Section 10.2, provided that the indemnified person shall have given a written undertaking to reimburse the Trust in the event it is subsequently determined that he is not entitled to such indemnification.

The Trust shall indemnify officers, and shall have the power to indemnify representatives and employees of the Trust, to the same extent that Trustees are entitled to indemnification pursuant to this Section 10.2.

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a trustee, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in that Act and will be governed by the final adjudication of such issue.

Section 10.3 of the Registrant’s Trust Instrument also provides for the indemnification of shareholders of the Registrant. Section 10.3 states as follows:

10.3 Shareholders. In case any Shareholder or former Shareholder of any Series shall be held to be personally liable solely by reason of his being or having been a shareholder of such Series and not because of his acts or omissions or for some other reason, the Shareholder or former Shareholder (or his heirs, executors, administrators or other legal representatives or, in the case of a corporation or other entity, its corporate or other general successor) shall be entitled out of the assets belonging to the applicable Series to be held harmless from and indemnified against all loss and expense arising from such liability. The Trust, on behalf of the affected Series, shall, upon request by the Shareholder, assume the defense of any claim made against the Shareholder for any act or obligation of the Trust and satisfy any judgment thereon from the assets of the Series.

In addition, Registrant currently has a trustees’ and officers’ liability policy covering certain types of errors and omissions. The Registrant has also entered into an Indemnification Agreement with each Trustee providing for indemnification and advancement of expenses consistent with the Registrant’s Trust Instrument and applicable state and federal statutes.

Item 16.	Exhibits

(1)(a)	Trust Instrument and Certificate of Trust is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 5 on December 26, 1996.

(1)(b)	Amendment No. 1 to Trust Instrument was filed electronically with Post-Effective Amendment No. 97 on June 30, 2022.

(2)	By-Laws are incorporated herein by reference to and were filed electronically with Post-Effective Amendment No. 5 on December 26, 1996.

(3)	Voting Trust Agreements — None.

(4)	Form of Agreement and Plan of Reorganization (included as Appendix B to the Combined Prospectus/Information Statement included in this Registration Statement).

(5)	See Exhibits 1(a) and 1(b), Articles II, VII, IX, X and XI, and Exhibit 2, Articles IV, V and VI.

(6)(a)	Investment Advisory Agreement between Matthews International Capital Management, LLC and Matthews International Funds, on behalf of the Matthews Asia Pacific Fund, dated October 31, 2003, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 20 on December 23, 2003.

(6)(b)	Investment Advisory Agreement between Matthews International Capital Management, LLC and Matthews International Funds, on behalf of each series of the Trust, dated August 31, 2004, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 22 on October 28, 2004.

(6)(c)	Amended Appendix A to the Investment Advisory Agreement between Matthews International Capital Management, LLC and Matthews International Funds, dated August 12, 2005 to reflect the addition of the Matthews India Fund, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 27 on October 31, 2005

(6)(d)	Amended Appendix A to the Investment Advisory Agreement between Matthews International Capital Management, LLC and Matthews International Funds, dated August 11, 2006 to reflect the addition of the Matthews Asia Dividend Fund, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 29 on August 15, 2006.

(6)(e)	Amendment to the Investment Advisory Agreement between Matthews International Capital Management, LLC and Matthews International Funds, dated August 31, 2007 is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 32, effective April 29, 2008.

(6)(f)	Amendment to the Investment Advisory Agreement between Matthews International Capital Management, LLC and Matthews International Funds, dated September 15, 2008, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 35 on September 15, 2008.

(6)(g)	Amended Appendix A to the Investment Advisory Agreement between Matthews International Capital Management, LLC and Matthews International Funds, dated November 30, 2009 to reflect the addition of the Matthews China Dividend Fund, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 39 on February 26, 2010.

(6)(h)	Amendment to the Investment Advisory Agreement between Matthews International Capital Management, LLC and Matthews International Funds, dated May 19, 2011 to reflect the addition of the Matthews China Small Companies Fund, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 46 on May 31, 2011.

(6)(i)	Amendment to the Investment Advisory Agreement between Matthews International Capital Management, LLC and Matthews International Funds, dated November 30, 2011 to reflect the addition of the Matthews Asia Total Return Bond Fund (formerly known as the Matthews Asia Strategic Income Fund), is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 50 on November 29, 2011.

(6)(j)	Amendment to the Investment Advisory Agreement between Matthews International Capital Management, LLC and Matthews International Funds, dated April 30, 2013 to reflect the addition of the Matthews Asia Focus Fund and Matthews Emerging Asia Fund, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 55 on April 30, 2013.

(6)(k)	Amendment to the Investment Advisory Agreement between Matthews International Capital Management, LLC and Matthews International Funds, dated September 1, 2013 to reflect an amendment to Appendix B, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 57 on April 30, 2014.

(6)(l)	Amendment to the Investment Advisory Agreement between Matthews International Capital Management, LLC and Matthews International Funds, dated September 1, 2014 to reflect an amendment to Appendix B, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 60 on April 30, 2015.

(6)(m)	Amendment to the Investment Advisory Agreement between Matthews International Capital Management, LLC and Matthews International Funds, dated April 30, 2015 to reflect the addition of the Matthews Asia ESG Fund, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 60 on April 30, 2015.

(6)(n)	Amendment to the Investment Advisory Agreement between Matthews International Capital Management, LLC and Matthews International Funds, dated November 30, 2015 to reflect the addition of the Matthews Asia Value Fund, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 63 on November 30, 2015.

(6)(o)	Investment Advisory Agreement between Matthews International Capital Management, LLC and Matthews International Funds, on behalf of each series of the Trust, dated February 1, 2016, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 68 on April 28, 2016.

(6)(p)	Amended Appendix A to the Investment Advisory Agreement between Matthews International Capital Management, LLC and Matthews International Funds to reflect the addition of the Matthews Asia Credit Opportunities Fund and the renaming of the Matthews Asia Innovators Fund (formerly known as the Matthews Asia Science and Technology Fund) is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 68 on April 28, 2016.

(6)(q)	Amendment to Investment Advisory Agreement between Matthews International Capital Management, LLC and Matthews International Funds, effective as of August 30, 2018, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 83 on April 30, 2019.

(6)(r)	Amendment to Investment Advisory Agreement between Matthews International Capital Management, LLC and Matthews International Funds to reflect the addition of the Matthews Emerging Markets Equity Fund, the renaming of the Matthews Asia Total Return Bond Fund (formerly known as the Matthews Asia Strategic Income Fund), and the liquidation of the Matthews Asia Focus Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 89 on April 29, 2020.

(6)(s)	Amendment to Investment Advisory Agreement between Matthews International Capital Management, LLC and Matthews International Funds to reflect the renaming of the Matthews Emerging Markets Small Companies Fund (formerly known as the Matthews Asia Small Companies Fund), the reorganization and liquidation of the Matthews Emerging Asia Fund, and the liquidation of the Matthews Asia Value Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 92 on April 30, 2021.

(6)(t)	Investment Management Agreement between Matthews International Capital Management, LLC and Matthews International Funds, on behalf of the Matthews Emerging Markets Equity Active ETF, Matthews Asia Innovators Active ETF and Matthews China Active ETF, dated June 30, 2022 was filed electronically with Post-Effective Amendment 97 on June 30, 2022.

(6)(u)	Amendment to Investment Management Agreement between Matthews International Capital Management, LLC and Matthews International Funds to reflect the addition of the Matthews Emerging Markets ex China Active ETF, dated December 30, 2022 was filed electronically with Post-Effective Amendment 101 on December 30, 2022.

(6)(v)	Amendment to Investment Management Agreement between Matthews International Capital Management, LLC and Matthews International Funds dated February 28, 2023 is incorporated herein by reference to and was filed electronically with Post-Effective Amendment 105 on April 28, 2023.

(6)(w)	Amendment to Investment Management Agreement between Matthews International Capital Management, LLC and Matthews International Funds to reflect the addition of the Matthews Korea Active ETF dated April 28, 2023 is incorporated herein by reference to and was filed electronically with Post-Effective Amendment 105 on April 28, 2023.

(6)(x)	Amendment to Investment Management Agreement between Matthews International Capital Management, LLC and Matthews International Funds to reflect the addition of the Matthews Emerging Markets Sustainable Future Active ETF, Matthews Pacific Tiger Active ETF, Matthews India Active ETF, Matthews Japan Active ETF and Matthews Asia Dividend Active ETF dated September 20, 2023 is incorporated herein by reference to and was filed electronically with Post-Effective Amendment 107 on September 20, 2023.

(6)(y)	Amendment to Investment Management Agreement between Matthews International Capital Management, LLC and Matthews International Funds to reflect the addition of the Matthews Emerging Markets Discovery Active ETF and Matthews China Discovery Active ETF effective as of December 29, 2023 is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 109 on December 15, 2023.

(6)(z)	Amendment to Investment Advisory Agreement between Matthews International Capital Management, LLC and Matthews International Funds to reflect a reduction in advisory fees for the Matthews Emerging Markets Small Companies Fund and the Matthews China Small Companies Fund, effective as of January 1, 2024 is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 112 on April 29, 2024.

(7)(a)	Underwriting Agreement for Matthews International Funds with PFPC Distributors, Inc., dated December 31, 2000, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 16 on July 16, 2001.

(7)(b)	Amended Schedule A to Underwriting Agreement for Matthews International Funds with PFPC Distributors, Inc., dated August 15, 2003, to reflect the addition of the Matthews Asia Pacific Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 20 on December 23, 2003.

(7)(c)	Amended Schedule A to Underwriting Agreement for Matthews International Funds with PFPC Distributors, Inc., dated August 12, 2005, to reflect the addition of the Matthews India Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 27 on October 31, 2005.

(7)(d)	Amended Schedule A to Underwriting Agreement for Matthews International Funds with PFPC Distributors, Inc., dated August 11, 2006, to reflect the addition of the Matthews Asia Dividend Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 29 on August 15, 2006.

(7)(e)	Form of Amended Schedule A to Underwriting Agreement for Matthews International Funds with PFPC Distributors, Inc., dated September 15, 2008, to reflect the addition of the Matthews Asia Small Companies Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 35 on September 15, 2008.

(7)(f)	Amended Schedule A to Underwriting Agreement for Matthews International Funds with PFPC Distributors, Inc., dated November 30, 2009, to reflect the addition of the Matthews China Dividend Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 39 on February 26, 2010.

(7)(g)	Underwriting Agreement between Matthews International Funds and BNY Mellon Distributors Inc., dated July 1, 2010, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 41 on August 27, 2010.

(7)(h)	Underwriting Agreement between Matthews International Funds and BNY Mellon Distributors Inc., effective May 27, 2011, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 48 on September 13, 2011.

(7)(i)	Distribution Agreement among Matthews International Funds, Matthews International Capital Management, LLC and HMC Partners, dated May 17, 2011, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 46 on May 31, 2011.

(7)(j)	Underwriting Agreement between Matthews International Funds and Foreside Funds Distributors LLC, dated April 4, 2012, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 52 on April 27, 2012.

(7)(k)	Amendment to Underwriting Agreement between Matthews International Funds and Foreside Funds Distributors LLC, dated April 30, 2013, to reflect the addition of the Matthews Asia Focus Fund and Matthews Emerging Asia Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 55 on April 30, 2013.

(7)(l)	Distribution Agreement between Matthews International Funds and Foreside Funds Distributors LLC, dated April 30, 2015, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 60 on April 30, 2015.

(7)(m)	Amendment to the Distribution Agreement between Matthews International Funds and Foreside Funds Distributors LLC, dated November 30, 2015, to reflect the addition of the Matthews Asia Value Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 63 on November 30, 2015.

(7)(n)	Amendment to the Distribution Agreement between Matthews International Funds and Foreside Funds Distributors LLC to reflect the addition of the Matthews Asia Credit Opportunities Fund and the renaming of the Matthews Asia Innovators Fund (formerly known as the Matthews Asia Science and Technology Fund) is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 68 on April 28, 2016.

(7)(o)	Novation to Distribution Agreement between Matthews International Funds and Foreside Funds Distributors LLC is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 72 on April 27, 2017.

(7)(p)	Amendment to the Distribution Agreement between Matthews International Funds and Foreside Funds Distributors LLC to reflect the addition of the Matthews Emerging Markets Equity Fund, the renaming of the Matthews Asia Total Return Bond Fund (formerly known as the Matthews Asia Strategic Income Fund), and the liquidation of the Matthews Asia Focus Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 89 on April 29, 2020.

(7)(q)	Amendment to the Distribution Agreement between Matthews International Funds and Foreside Funds Distributors LLC to reflect the renaming of the Matthews Emerging Markets Small Companies Fund (formerly known as the Matthews Asia Small Companies Fund), the reorganization and liquidation of the Matthews Emerging Asia Fund, and the liquidation of the Matthews Asia Value Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 92 on April 30, 2021.

(7)(s)	Distribution Agreement between Matthews International Funds and Foreside Funds Distributors LLC, on behalf of the Matthews Emerging Markets Equity Active ETF, Matthews Asia Innovators Active ETF and Matthews China Active ETF, dated June 30, 2022 was filed electronically with Post-Effective Amendment 97 on June 30, 2022.

(7)(t)	Amendment to the Distribution Agreement between Matthews International Funds and Foreside Funds Distributors LLC to reflect the addition of the Matthews Korea Active ETF dated April 28, 2023 is incorporated herein by reference to and was filed electronically with Post-Effective Amendment 105 on April 28, 2023.

(7)(u)	Amendment to the Distribution Agreement between Matthews International Funds and Foreside Funds Distributors LLC to reflect the addition of the Matthews Emerging Discovery Active ETF and Matthews China Discovery Active effective as of December 29, 2023 is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 109 on December 15, 2023.

(8)	Not Applicable.

(9)(a)	Custody Agreement with The Bank of New York, dated September 25, 2000 is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 16 on December 21, 2001.

(9)(b)	Amended Schedule II to Custody Agreement with The Bank of New York, dated August 15, 2003 to reflect the addition of the Matthews Asia Pacific Fund, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 20 on December 23, 2003.

(9)(c)	Amended Schedule II to Custody Agreement with The Bank of New York, dated August 12, 2005 to reflect the addition of the Matthews India Fund, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 27 on October 31, 2005.

(9)(d)	Amended Schedule II to Custody Agreement with The Bank of New York, dated, dated August 11, 2006 to reflect the addition of the Matthews Asia Pacific Equity Income Fund, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 29 on August 15, 2006.

(9)(e)	Custodian Agreement with Brown Brothers Harriman & Co., dated July 20, 2007, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 32 on April 29, 2008.

(9)(f)	Amended Appendix A to Custodian Agreement with Brown Brothers Harriman & Co., dated September 15, 2008, to reflect the addition of the Matthews Asia Small Companies Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 35 on September 15, 2008.

(9)(g)	Amended Appendix A to Custodian Agreement with Brown Brothers Harriman & Co., dated November 12, 2009, to reflect the addition of the Matthews China Dividend Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 38 on November 30, 2009.

(9)(h)	Amended Appendix A to Custodian Agreement with Brown Brothers Harriman & Co., dated May 19, 2011, to reflect the addition of the Matthews China Small Companies Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 46 on May 31, 2011.

(9)(i)	Amended Appendix A to Custodian Agreement with Brown Brothers Harriman & Co., dated November 30, 2011, to reflect the addition of the Matthews Asia Total Return Bond Fund (formerly known as the Matthews Asia Strategic Income Fund) is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 50 on November 29, 2011.

(9)(j)	Futures Customer Account Agreement with HSBC Securities (USA) Inc., dated November 22, 2011, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 50 on November 29, 2011.

(9)(k)	Amended Appendix A to Custodian Agreement with Brown Brothers Harriman & Co., dated April 30, 2013, to reflect the addition of the Matthews Asia Focus Fund and Matthews Emerging Asia Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 55 on April 30, 2013.

(9)(l)	Customer Agreement for Futures Contracts with UBS Securities LLC, dated September 12, 2014, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 60 on April 30, 2015.

(9)(m)	Amended Appendix A to Custodian Agreement with Brown Brothers Harriman & Co., dated April 30, 2015, to reflect the addition of the Matthews Asia ESG Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 60 on April 30, 2015.

(9)(n)	Amended Appendix A to Custodian Agreement with Brown Brothers Harriman & Co., dated November 30, 2015, to reflect the addition of the Matthews Asia Value Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 63 on November 30, 2015.

(9)(o)	Amended Appendix A to Custodian Agreement with Brown Brothers Harriman & Co. to reflect the addition of the Matthews Asia Credit Opportunities Fund and the renaming of the Matthews Asia Innovators Fund (formerly known as the Matthews Asia Science and Technology Fund) is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 68 on April 28, 2016.

(9)(p)	Amended Appendix A to Custodian Agreement with Brown Brothers Harriman & Co. to reflect the addition of the Matthews Emerging Markets Equity Fund, the renaming of the Matthews Asia Total Return Bond Fund (formerly known as the Matthews Asia Strategic Income Fund), and the liquidation of the Matthews Asia Focus Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 89 on April 29, 2020.

(9)(q)	Amended Appendix A to Custodian Agreement with Brown Brothers Harriman & Co. to reflect the renaming of the Matthews Emerging Markets Small Companies Fund (formerly known as the Matthews Asia Small Companies Fund), the reorganization and liquidation of the Matthews Emerging Asia Fund, and the liquidation of the Matthews Asia Value Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 92 on April 30, 2021.

(9)(r)	Custody Agreement among Matthews International Funds, Matthews International Capital Management, LLC, and The Bank of New York Mellon, on behalf of the Matthews Emerging Markets Equity Active ETF, Matthews Asia Innovators Active ETF and Matthews China Active ETF, dated July 7, 2022 was filed electronically with Post-Effective Amendment 101 on December 30, 2022.

(9)(s)	Amendment to Custody Agreement among Matthews International Funds, Matthews International Capital Management, LLC, and The Bank of New York Mellon to reflect the addition of the Matthews Emerging Markets ex China Active ETF dated December 30, 2022 was filed electronically with Post-Effective Amendment 101 on December 30, 2022.

(9)(t)	Amendment to Custody Agreement among Matthews International Funds, Matthews International Capital Management, LLC, and The Bank of New York Mellon to reflect the addition of the Matthews Korea Active ETF dated April 28, 2023 is incorporated herein by reference to and was filed electronically with Post-Effective Amendment 105 on April 28, 2023.

(9)(u)	Amendment to Custody Agreement among Matthews International Funds, Matthews International Capital Management, LLC, and The Bank of New York Mellon to reflect the addition of the Matthews Emerging Markets Sustainable Future Active ETF, Matthews Pacific Tiger Active ETF, Matthews India Active ETF, Matthews Japan Active ETF and Matthews Asia Dividend Active ETF dated August 25, 2023 is incorporated herein by reference to and was filed electronically with Post-Effective Amendment 107 on September 20, 2023.

(9)(v)	Amendment to Custody Agreement among Matthews International Funds, Matthews International Capital Management, LLC, and The Bank of New York Mellon to reflect the addition of the Matthews Emerging Markets Discovery Active ETF and Matthews China Discovery Active ETF effective as of November 15, 2023 is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 109 on December 15, 2023.

(10)(a)(i)	12b-1 Plan is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 13 on December 20, 1999.

(10)(a)(ii)	Distribution Plan – Class A dated August 13, 2004 is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 27 on October 31, 2005.

(10)(a)(iii)	Amended and Restated Distribution (12b-1) and Services Plan —Investor Class, dated February 28, 2017, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 72 on April 27, 2017.

(10)(b)(i)	Multiple Class Plan is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 41 on August 27, 2010.

(10)(b)(ii)	Amended Appendix A to the Multiple Class Plan is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 50 on November 29, 2011.

(10)(b)(iii)	Amended and Restated Appendix A to the Multiple Class Plan to reflect the addition of the Matthews Asia Focus Fund and Matthews Emerging Asia Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 55 on April 30, 2013.

(10)(b)(iv)	Amended and Restated Appendix A to the Multiple Class Plan, dated April 30, 2015, to reflect the addition of the Matthews Asia ESG Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 60 on April 30, 2015.

(10)(b)(v)	Amended and Restated Appendix A to the Multiple Class Plan, to reflect the addition of the Matthews Asia Value Fund, dated November 30, 2015, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 63 on November 30, 2015.

(10)(b)(vi)	Amended and Restated Appendix A to the Multiple Class Plan, to reflect the addition of the Matthews Asia Credit Opportunities Fund and the renaming of the Matthews Asia Innovators Fund (formerly known as the Matthews Asia Science and Technology Fund), is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 68 on April 28, 2016.

(10)(b)(vii)	Amended and Restated Multiple Class Plan dated February 28, 2017 is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 72 on April 27, 2017.

(10)(b)(viii)	Amended and Restated Appendix A to the Multiple Class Plan to reflect the addition of the Matthews Emerging Markets Equity Fund, the renaming of the Matthews Asia Total Return Bond Fund (formerly known as the Matthews Asia Strategic Income Fund), and the liquidation of the Matthews Asia Focus Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 89 on April 29, 2020.

(10)(ix)	Amended and Restated Appendix A to the Multiple Class Plan to reflect the renaming of the Matthews Emerging Markets Small Companies Fund (formerly known as the Matthews Asia Small Companies Fund), the reorganization and liquidation of the Matthews Emerging Asia Fund, and the liquidation of the Matthews Asia Value Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 92 on April 30, 2021.

(11)	Opinion and Consent of Paul Hastings LLP as to the legality of shares being registered is incorporated by reference to and was filed electronically with Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 on December 4, 2025.

(12)	Opinion of Paul Hastings LLP as to tax matters – filed herewith.

(13)(a)(i)	Investment Company Services Agreement for Matthews International Funds with FPS Services, Inc., dated October 1, 1997, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 8 on December 31, 1997.

(13)(a)(ii)	Amendment to Investment Company Services Agreement, dated November 11, 1997, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 8 on December 31, 1997.

(13)(a)(iii)	Amendment to Investment Company Services Agreement, dated July 31, 1998, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 16 on December 21, 2001.

(13)(a)(iv)(A)	Amendment No. 3 to Investment Company Services Agreement, dated October 15, 1999, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 13 on December 20, 1999.

(13)(a)(iv)(B)	Amendment to Investment Company Services Agreement, dated December 30, 1998, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 16 on December 21, 2001.

(13)(a)(v)	Amendment to Investment Company Services Agreement, dated December 1, 1999, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 13 on December 20, 1999.

(13)(a)(vi)	Amendment to Investment Company Services Agreement, dated May 1, 2001, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 16 on December 21, 2001.

(13)(a)(vii)	Anti-Money Laundering and Privacy Amendment to Investment Company Services Agreement, dated July 24, 2002, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 17 on December 30, 2002.

(13)(a)(viii)	Amendment to Investment Company Services Agreement, dated August 1, 2002, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 17 on December 30, 2002.

(13)(a)(ix)	Amendment to Investment Company Services Agreement, dated August 15, 2003, to reflect the addition of the Matthews Asia Pacific Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 20 on December 23, 2003.

(13)(a)(x)	Customer Identification Services Amendment to Investment Company Services Agreement, dated October 1, 2003, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 20 on December 23, 2003.

(13)(a)(xi)	Amended and Restated Investment Company Services Agreement, dated June 1, 2004, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 27 on October 31, 2005.

(13)(a)(xii)	Amended Schedule A to Investment Company Services Agreement, dated August 12, 2005, to reflect the addition of the Matthews India Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 27 on October 31, 2005.

(13)(a)(xiii)	Amended Schedule A to Investment Company Services Agreement, dated August 11, 2006, to reflect the addition of the Matthews Asia Dividend Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 29 on August 15, 2006.

(13)(a)(xiv)	Amendment to Investment Company Services Agreement, dated May 8, 2007, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 32 on April 29, 2008.

(13)(a)(xv)	Second Amended and Restated Investment Company Services Agreement, dated April 2, 2008, with effect from April 1, 2007, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 33 on June 18, 2008.

(13)(a)(xvi)	Services Standards related to the Second Amended and Restated Investment Company Services Agreement, dated April 2, 2008, with effect from April 1, 2007, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 33 on June 18, 2008.

(13)(a)(xvii)	Form of Amended Schedule A to Second Amended and Restated Investment Company Services Agreement, dated September 15, 2008, to reflect the addition of the Matthews Asia Small Companies Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 35 on September 15, 2008.

(13)(a)(xviii)	Amended Schedule A to Second Amended and Restated Investment Company Services Agreement, dated November 30, 2009 to reflect the addition of the Matthews China Dividend Fund, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 39 on February 26, 2010.

(13)(a)(xix)	Amended Schedule A to Second Amended and Restated Investment Company Services Agreement, effective May 31, 2011, to reflect the addition of the Matthews China Small Companies Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 48 on September 13, 2011.

(13)(a)(xx)	Amended Schedule A to Second Amended and Restated Investment Company Services Agreement, dated November 30, 2011, to reflect the addition of the Matthews Asia Total Return Bond Fund (formerly known as the Matthews Asia Strategic Income Fund) is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 50 on November 29, 2011.

(13)(a)(xxi)	Amendment to Second Amended and Restated Investment Company Services Agreement, dated January 1, 2012, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 52 on April 27, 2012.

(13)(a)(xxii)	Amended Schedule A to Second Amended and Restated Investment Company Services Agreement, dated April 30, 2013, to reflect the addition of the Matthews Asia Focus Fund and Matthews Emerging Asia Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 55 on April 30, 2013.

(13)(a)(xxiii)	Amended Schedule A to Second Amended and Restated Investment Company Services Agreement, dated April 30, 2015, to reflect the addition of the Matthews Asia ESG Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 60 on April 30, 2015.

(13)(a)(xxiv)	Amended Schedule A to Second Amended and Restated Investment Company Services Agreement, dated November 30, 2015, to reflect the addition of the Matthews Asia Value Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 63 on November 30, 2015.

(13)(a)(xxv)	Amended Schedule A to Second Amended and Restated Investment Company Services Agreement to reflect the addition of the Matthews Asia Credit Opportunities Fund and the renaming of the Matthews Asia Innovators Fund (formerly known as the Matthews Asia Science and Technology Fund) is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 68 on April 28, 2016.

(13)(a)(xxvi)	Amended Schedule A to Second Amended and Restated Investment Company Services Agreement to reflect the addition of the Matthews Emerging Markets Equity Fund, the renaming of the Matthews Asia Total Return Bond Fund (formerly known as the Matthews Asia Strategic Income Fund), and the liquidation of the Matthews Asia Focus Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 89 on April 29, 2020.

(13)(a)(xxvii)	Amendment to Second Amended and Restated Investment Company Services Agreement to reflect the renaming of the Matthews Emerging Markets Small Companies Fund (formerly known as the Matthews Asia Small Companies Fund), the reorganization and liquidation of the Matthews Emerging Asia Fund, and the liquidation of the Matthews Asia Value Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 92 on April 30, 2021.

(13)(b)(i)	Shareholder Services Agreement between Matthews International Funds and Matthews International Capital Management, LLC, dated April 17, 1998 and as amended April 3, 2002, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 18 on July 18, 2003.

(13)(b)(ii)	Amendment to Shareholder Services Agreement between Matthews International Funds and Matthews International Capital Management, LLC, dated August 15, 2003, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 20 on December 23, 2003.

(13)(b)(iii)	Administration and Shareholder Services Agreement between Matthews International Funds and Matthews International Capital Management, LLC, dated August 13, 2004, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 22 on October 28, 2004.

(13)(b)(iv)	Amended Schedule A to Administration and Shareholder Services Agreement between Matthews International Funds and Matthews International Capital Management, LLC, dated August 12, 2005, to reflect the addition of the Matthews India Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 27 on October 31, 2005.

(13)(b)(v)	Amended Schedule A to Administration and Shareholder Services Agreement between Matthews International Funds and Matthews International Capital Management, LLC, dated August 11, 2006, to reflect the addition of the Matthews Asia Dividend Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 29 on August 15, 2006.

(13)(b)(vi)	Amended Schedule B to Administration and Shareholder Services Agreement between Matthews International Funds and Matthews International Capital Management, LLC, dated August 11, 2006, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 30 on October 31, 2006.

(13)(b)(vii)	Amendment to Administration and Shareholder Services Agreement between Matthews International Funds and Matthews International Capital Management, LLC, dated August 31, 2007, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 32 on April 29, 2008.

(13)(b)(viii)	Amendment to Administration and Shareholder Services Agreement between Matthews International Funds and Matthews International Capital Management, LLC, dated September 15, 2008, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 35 on September 15, 2008.

(13)(b)(ix)	Amendment to Exhibit A to Administration and Shareholder Services Agreement between Matthews International Funds and Matthews International Capital Management, LLC, dated November 30, 2009, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 39 on February 26, 2010.

(13)(b)(x)	Amended Exhibit B to Administration and Shareholder Services Agreement between Matthews International Funds and Matthews International Capital Management, LLC, dated December 1, 2010, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 44 on April 29, 2011.

(13)(b)(xi)	Amendment to Administration and Shareholder Services Agreement between Matthews International Funds and Matthews International Capital Management, LLC, dated May 19, 2011, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 46 on May 31, 2011.

(13)(b)(xii)(A)	Amendment to Administration and Shareholder Services Agreement between Matthews International Funds and Matthews International Capital Management, LLC, dated November 30, 2011, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 50 on November 29, 2011.

(13)(b)(xii)(B)	Amendment to Administration and Shareholder Services Agreement between Matthews International Funds and Matthews International Capital Management, LLC, dated April 30, 2013, to reflect the addition of the Matthews Asia Focus Fund and Matthews Emerging Asia Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 55 on April 30, 2013.

(13)(b)(xiii)	Amendment to Administration and Shareholder Services Agreement between Matthews International Funds and Matthews International Capital Management, LLC, dated September 1, 2013, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 57 on April 30, 2014.

(13)(b)(xiv)	Amendment to Administration and Shareholder Services Agreement between Matthews International Funds and Matthews International Capital Management, LLC, effective September 1, 2014, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 60 on April 30, 2015.

(13)(b)(xv)	Amendment to Administration and Shareholder Services Agreement between Matthews International Funds and Matthews International Capital Management, LLC, dated April 30, 2015, to reflect the addition of the Matthews Asia ESG Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 60 on April 30, 2015.

(13)(b)(xvi)	Amendment to Administration and Shareholder Services Agreement between Matthews International Funds and Matthews International Capital Management, LLC, dated November 30, 2015, to reflect the addition of the Matthews Asia Value Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 63 on November 30, 2015.

(13)(b)(xvii)	Amendment to Administration and Shareholder Services Agreement between Matthews International Funds and Matthews International Capital Management, LLC to reflect the addition of the Matthews Asia Credit Opportunities Fund and the renaming of the Matthews Asia Innovators Fund (formerly known as the Matthews Asia Science and Technology Fund) is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 68 on April 28, 2016.

(13)(b)(xviii)	Amendment to Administration and Shareholder Services Agreement between Matthews International Funds and Matthews International Capital Management, LLC to reflect the addition of the Matthews Emerging Markets Equity Fund, the renaming of the Matthews Asia Total Return Bond Fund (formerly known as the Matthews Asia Strategic Income Fund), and the liquidation of the Matthews Asia Focus Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 89 on April 29, 2020.

(13)(b)(xix)	Amendment to Administration and Shareholder Services Agreement between Matthews International Funds and Matthews International Capital Management, LLC to reflect the renaming of the Matthews Emerging Markets Small Companies Fund (formerly known as the Matthews Asia Small Companies Fund), the reorganization and liquidation of the Matthews Emerging Asia Fund, and the liquidation of the Matthews Asia Value Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 92 on April 30, 2021.

(13)(c)	Operating Expenses Agreement between Matthews International Funds and Matthews International Capital Management, LLC, dated November 14, 2003, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 28 on April 28, 2006.

(13)(c)(i)	Amendment to Operating Expenses Agreement between Matthews International Funds and Matthews International Capital Management, LLC, dated August 12, 2005, to reflect the addition of the Matthews India Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 28 on April 28, 2006.

(13)(c)(ii)	Amendment to Operating Expenses Agreement between Matthews International Funds and Matthews International Capital Management, LLC, dated August 11, 2006, to reflect the addition of the Matthews Asia Dividend Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 29 on August 15, 2006.

(13)(c)(iii)	Amendment to Operating Expenses Agreement between Matthews International Funds and Matthews International Capital Management, LLC, dated as of April 23, 2007, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 31 on April 30, 2007.

(13)(c)(iv)	Amended Exhibit A to Operating Expenses Agreement between Matthews International Funds and Matthews International Capital Management, LLC, dated September 15, 2008, to reflect the addition of the Matthews Asia Small Companies Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 35 on September 15, 2008.

(13)(c)(v)	Amendment to Operating Expenses Agreement between Matthews International Funds and Matthews International Capital Management, LLC, dated as of April 29, 2009, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 36 on April 29, 2009.

(13)(c)(vi)	Amended Exhibit A to Operating Expenses Agreement between Matthews International Funds and Matthews International Capital Management, LLC, dated November 30, 2009, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 39 on February 26, 2010.

(13)(c)(vii)	Amendment to Operating Expenses Agreement between Matthews International Funds and Matthews International Capital Management, LLC, dated May 19, 2011, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 46 on May 31, 2011.

(13)(c)(viii)	Amendment to Operating Expenses Agreement between Matthews International Funds and Matthews International Capital Management, LLC, dated November 30, 2011, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 50 on November 29, 2011.

(13)(c)(ix)	Amendment to Operating Expenses Agreement between Matthews International Funds and Matthews International Capital Management, LLC, dated April 30, 2013, to reflect the addition of the Matthews Asia Focus Fund and Matthews Emerging Asia Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 55 on April 30, 2013.

(13)(c)(x)	Amendment to Operating Expenses Agreement between Matthews International Funds and Matthews International Capital Management, LLC, effective as of May 1, 2014, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 57 on April 30, 2014.

(13)(c)(xi)	Amendment to Operating Expenses Agreement between Matthews International Funds and Matthews International Capital Management, LLC, effective as of April 30, 2015, to reflect the addition of the Matthews Asia ESG Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 60 on April 30, 2015.

(13)(c)(xii)	Amendment to Operating Expenses Agreement between Matthews International Funds and Matthews International Capital Management, LLC, dated November 30, 2015, to reflect the addition of the Matthews Asia Value Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 63 on November 30, 2015.

(13)(c)(xiii)	Amendment to Operating Expenses Agreement between Matthews International Funds and Matthews International Capital Management, LLC to reflect the addition of the Matthews Asia Credit Opportunities Fund and the renaming of the Matthews Asia Innovators Fund (formerly known as the Matthews Asia Science and Technology Fund) is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 68 on April 28, 2016.

(13)(c)(xiv)	Amendment to Operating Expenses Agreement between Matthews International Funds and Matthews International Capital Management, LLC, effective as of April 28, 2017, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 72 on April 27, 2017.

(13)(c)(xv)	Amendment to Operating Expenses Agreement between Matthews International Funds and Matthews International Capital Management, LLC, effective as of November 30, 2017, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 75 on November 29, 2017.

(13)(c)(xvi)	Amendment to Operating Expenses Agreement between Matthews International Funds and Matthews International Capital Management, LLC to reflect the addition of the Matthews Emerging Markets Equity Fund, the renaming of the Matthews Asia Total Return Bond Fund (formerly known as the Matthews Asia Strategic Income Fund), and the liquidation of the Matthews Asia Focus Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 89 on April 29, 2020.

(13)(c)(xvi)	Amendment to Operating Expenses Agreement between Matthews International Funds and Matthews International Capital Management, LLC to reflect the renaming of the Matthews Emerging Markets Small Companies Fund (formerly known as the Matthews Asia Small Companies Fund), the reorganization and liquidation of the Matthews Emerging Asia Fund, and the liquidation of the Matthews Asia Value Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 92 on April 30, 2021.

(13)(c)(xvi)	Amendment to Operating Expenses Agreement between Matthews International Funds and Matthews International Capital Management, LLC to reflect the renaming of the Matthews Emerging Markets Sustainable Future Fund (formerly known as the Matthews Asia ESG Fund), effective as of July 29, 2022 is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 98 on July 29, 2022.

(13)(d)	Amended and Restated Intermediary platform fee subsidy letter agreement between Matthews International Funds and Matthews International Capital Management, LLC, effective as of March 1, 2015, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 60 on April 30, 2015.

(13)(e)	Fee waiver letter agreement between Matthews International Funds and Matthews International Capital Management, LLC, effective as of September 1, 2014, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 60 on April 30, 2015.

(13)(f)	Amendment to fee waiver letter agreement between Matthews International Funds and Matthews International Capital Management, LLC, effective as of February 28, 2018, is incorporated by reference to and was filed electronically with Post-Effective Amendment No. 77 on April 27, 2018.

(13)(g)	Fee waiver letter agreement between Matthews International Funds and Matthews International Capital Management, LLC, effective as of April 28, 2023, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment 105 on April 28, 2023.

(13)(h)	Fee waiver letter agreement between Matthews International Funds and Matthews International Capital Management, LLC, effective as of December 29, 2023, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 109 on December 15, 2023.

(13)(i)	Fund of Funds Investment Agreement between Matthews International Funds and Fidelity Rutland Square Trust II, effective as of January 18, 2022, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment 105 on April 28, 2023.

(14)(a)	Legal Opinions of Counsel are incorporated herein by reference to and were filed electronically with Post–Effective Amendment Nos. 13, 19, 17, 30, 35, on December 20, 1999, September 26, 2003, October 31, 2005, October 31, 2006, September 15, 2008, respectively.

(14)(b)	Legal Opinions of Counsel are incorporated herein by reference to and were filed electronically with Post–Effective Amendment Nos. 38, 46, 50, 55, 60 and 63, on November 30, 2009, May 31, 2011, November 29, 2011, April 30, 2013, April 30, 2015, November 30, 2015, and April 28, 2016, respectively.

(14)(c)	Legal opinion with respect to Matthews Emerging Markets Equity Fund is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 89 on April 29, 2020.

(14)(d)	Legal opinion of Paul Hastings LLP as to tax matters with respect to the reorganization of the Matthews Emerging Asia Fund, a series of the Registrant, into the Matthews Asia Small Companies Fund, a series of the Registrant, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 92 on April 30, 2021.

(14)(e)	Consent of PricewaterhouseCoopers LLP is incorporated by reference to and was filed electronically with Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 on December 4, 2025.

(15)	Not applicable.

(16)(a)	Power of Attorney, dated November 14, 2003, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 20 on December 23, 2003.

(16)(b)	Power of Attorney, dated January 27, 2004, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 21 on January 28, 2004.

(16)(c)	Power of Attorney, dated August 12, 2005, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 27 on October 31, 2005.

(16)(d)	Power of Attorney, dated May 25, 2006, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 29 on August 15, 2006.

(16)(e)	Power of Attorney, dated February 28, 2008, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 32 on April 29, 2008.

(16)(f)	Power of Attorney, dated February 23, 2010, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 39 on February 26, 2010.

(16)(g)	Power of Attorney, dated April 28, 2015, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 60 on April 30, 2015.

(16)(h)	Power of Attorney, dated November 14, 2018, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 83 on April 30, 2019.

(16)(i)	Power of Attorney, dated May 31, 2023, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 106 on July 7, 2023.

(16)(j)	Power of Attorney, dated February 21, 2024, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 113 on April 29, 2024.

(16)(k)	Power of Attorney, dated November 20, 2024, is incorporated herein by reference to and was filed electronically with Pre-Effective Amendment No. 2 to the Registration Statement on Form N-14 on November 25, 2024.

(16)(l)	Power of Attorney, dated November 19, 2025 is incorporated by reference to and was filed electronically with Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 on December 4, 2025.

(17)(b)(i)	Code of Ethics of Matthews International Capital Management, LLC is incorporated herein by reference to and filed electronically with Post-Effective Amendment No. 14 on October 12, 2000.

(17)(b)(ii)	Code of Ethics of Matthews International Funds is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 16 on December 21, 2001.

(17)(b)(iii)	Code of Ethics of Matthews Asian Funds and Matthews International Capital Management, LLC, dated December 15, 2003, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 20 on December 23, 2003.

(17)(b)(iv)	Code of Ethics of Matthews Asian Funds and Matthews International Capital Management, LLC, dated October 11, 2004, is incorporated herein by reference and was filed electronically with Post-Effective Amendment No. 23 on December 29, 2004.

(17)(b)(v)	Code of Ethics of Matthews Asian Funds and Matthews International Capital Management, LLC, dated May 2005, is incorporated herein by reference and was filed electronically with Post-Effective Amendment No. 26 on August 10, 2005.

(17)(b)(vi)	Code of Ethics of Matthews Asian Funds and Matthews International Capital Management, LLC, dated June 2007, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 32 on April 29, 2008.

(17)(b)(vii)	Code of Ethics of Matthews Asia Funds and Matthews International Capital Management, LLC, dated June 1, 2009, is incorporated herein by reference to and was filed electronically with Post-Effective Amendment No. 37 on September 16, 2009.

Item 17.	Undertakings

(1) The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by other items of the applicable form.

(2) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

(3) The undersigned Registrant agrees to file by Post-Effective Amendment to this Registration Statement a final opinion and consent of counsel regarding the tax consequences of the proposed reorganization within a reasonable time after receipt of such opinion.

SIGNATURES

As required by the Securities Act of 1933, as amended, this registration statement has been signed on behalf of the registrant, in the City of San Francisco and State of California, on the 13th day of January, 2026.

Matthews International Funds

By:	/s/ Mark W. Headley
Mark W. Headley President and Principal Executive Officer

As required by the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark W. Headley Mark W. Headley	President and Principal Executive Officer	January 13, 2026

/s/ Shai Malka Shai Malka	Treasurer, Principal Financial Officer and Principal Accounting Officer	January 13, 2026

Neal Andrews* Neal Andrews	Trustee	January 13, 2026

Gale K. Caruso* Gale K. Caruso	Trustee	January 13, 2026

Christopher F. Lee * Christopher F. Lee	Trustee	January 13, 2026

Rhoda Rossman* Rhoda Rossman	Trustee	January 13, 2026

Jonathan F. Zeschin* Jonathan F. Zeschin	Trustee	January 13, 2026

* By:	/s/ John McGowan
John McGowan as Attorney-in-Fact and Agent pursuant to Power of Attorney

MATTHEWS INTERNATIONAL FUNDS

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

(12)	Opinion of Paul Hastings LLP